Exhibit 4.1

SUPPLEMENT NO. 4 TO BASE INDENTURE

SUPPLEMENT NO. 4, dated as of June 9, 2008 (this “Supplement”), to the Base Indenture, dated as of March 16, 2007 (as supplemented by Supplement No. 1 thereto, dated as of November 28, 2007, and Supplement No. 2 thereto, dated as of January 17, 2008, and Supplement No. 3 thereto, dated as of April 25, 2008, and as otherwise heretofore amended, the “Existing Base Indenture” and as amended by this Supplement, and as the same may be further supplemented, amended or otherwise modified and in effect from time to time, the “Base Indenture”), by and among IHOP FRANCHISING, LLC, a Delaware limited liability company, as the issuer (the “Issuer”), IHOP IP, LLC, a Delaware limited liability company, as the co-issuer (the “Co-Issuer” and, together with the Issuer, the “Co-Issuers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the indenture trustee (in such capacity, the “Indenture Trustee”).

R E C I T A L S

WHEREAS, the parties hereto desire to amend and supplement the Existing Base Indenture in the manner provided herein; and

WHEREAS, Section 8.2 of the Existing Base Indenture permits the Co-Issuers and the Indenture Trustee to enter into a supplement to the Existing Base Indenture with respect to certain matters without the consent of the Noteholders (other than with respect to certain matters set forth therein) subject to (i) the written consent of each Series Controlling Party and (ii) written confirmation by each Rating Agency that such action will not have an adverse effect on the ratings of any Notes (without giving effect to any Insurance Policy).

WHEREAS, the Series Controlling Party in respect of the Series 2007-3 Notes has delivered its written consent to this Supplement pursuant to a side letter delivered to the Co-Issuers, the Series Insurer in respect of the Series 2007-1 Notes and Series 2007-2 Notes and the Indenture Trustee as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms contained herein, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1       Definitions.  The capitalized terms used herein (including the preamble and the recitals hereto) and not otherwise defined herein shall have the meanings assigned thereto or incorporated by reference pursuant to Section 1.1 of the Existing Base Indenture.

ARTICLE II
AMENDMENTS

Section 2.1       Amendment to Section 5.1(a) of the Existing Base Indenture.

(a)   Section 5.1(a)(xiii) of the Existing Base Indenture is hereby deleted in its entirety and replaced with the following:

“[RESERVED];”

(b)   Section 5.1(a)(xvi) of the Existing Base Indenture is hereby deleted in its entirety and replaced with the following provision:

“(A) any Transaction Document (other than an Insurance Policy) shall cease to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions thereof), or any of IHOP Inc., IHOP Holdings, the Servicer or any Securitization Entity asserts as such in writing or (B) any Insurance Policy relating to a Series of Notes shall cease to be in full force and effect or enforceable in accordance with its terms other than as a result of a final non-appealable judgment or regulatory order delivered in connection with an insolvency of the applicable Insurer.”

ARTICLE III
MISCELLANEOUS

Section 3.1       Effectiveness of Supplement.  This Supplement shall become effective upon the satisfaction of the following conditions:

(a)       the execution and delivery of this Supplement by each of the Co-Issuers and the Indenture Trustee;

(b)       the consent to the execution and delivery of this Supplement (by acknowledgment of the signature pages hereto or otherwise) by (1) Financial Guaranty Insurance Company, as the Series Insurer with respect to the Series 2007-1 Notes and the Series 2007-2 Notes and (2) the Series Controlling Party in respect of the Series 2007-3 Notes; and

(c)       the Series Insurer’s receipt of written confirmation from each Rating Agency to the effect that the amendments contemplated by this Supplement will not have an adverse effect on the ratings assigned by such Rating Agency to any Series of Notes Outstanding (without giving effect to any Insurance Policy).

(d)       no Default, Event of Default, Mandatory Redemption Event, Servicer Termination Event or Trigger Reserve Event (or event that with the giving of notice or lapse of time or both would be a Default, an Event of Default, a Mandatory Redemption Event, a Servicer Termination Event or a Trigger Reserve Event) shall occur and be continuing immediately after giving effect to this Supplement; and

(e)       all representations and warranties of the Co-Issuers set forth in Section 7.12 of the Indenture shall be true and correct in all material respects immediately after giving effect to this Supplement.

Section 3.2       Effect of Supplement.  The Existing Base Indenture as modified by this Supplement and all rights and remedies of the parties thereunder are and shall continue to be in full force and effect in accordance with the terms thereof, and the Existing Base Indenture as modified by this Supplement is hereby ratified and confirmed in all such respects by the parties hereto.

Section 3.3       Effect of Section Headings.  The section headings in this Supplement are for convenience only and shall not affect the construction of this Supplement.

Section 3.4       Separability.  In case any provision of this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5       Governing Law.  THIS SUPPLEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 3.6       Counterparts.  This Supplement may be executed in any number of counterparts (including by facsimile or other electronic means of transmission), each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to the Existing Base Indenture to be duly executed as of the date and year first above written.

IHOP FRANCHISING, LLC,
as the Issuer

By:	/s/ Tom Conforti
Name: Tom Conforti
Title: Vice President

IHOP IP, LLC, as the Co-Issuer

By:	/s/ Mark Weisberger
Name: Mark Weisberger
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Indenture Trustee

By:	/s/ Chad Schafer
Name: Chad Schafer
Title: Corporate Trust Officer

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Consented to for purposes of Section 8.2(a)

of the Existing Base Indenture and Section 6.01 of the Insurance Agreement

relating to the Series 2007-1 Notes and Series 2007-2 Notes:

FINANCIAL GUARANTY INSURANCE

COMPANY, as Series Insurer in respect of

the Series 2007-1 and Series 2007-2 Notes

By:	/s/ Kenneth L. Degen
Name: Kenneth L. Degen
Title: Senior Managing Director

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